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Exhibit 99

                                                               PR NEWSWIRE

            NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES EARNINGS
           FOR THE THIRD FISCAL QUARTER & THE NINE MONTH PERIOD

Red Bank, N.J. August 12, 2003 -- North European Oil Royalty Trust (NYSE-NRT) announced that Trust net income for its third fiscal quarter ended July 31, 2003 was $4,352,137. This level of net income represents a decrease of 2.1% from the net income for the prior year's equivalent period.

The negative impact on Trust royalties of lower gas sales from the higher royalty rate area of western Oldenburg could not be entirely offset despite the significant increase in value of the Euro. The average prices for gas sold from the higher and lower royalty rate areas of the Oldenburg concession were essentially unchanged increasing by 1.6% and 1.5% respectively. Overall gas sales declined by 2.4% to 43.1 Billion cubic feet. Gas sales from the higher royalty rate area of western Oldenburg declined by 24.2% to 16.9 Billion cubic feet. This decline was the most significant factor affecting royalties this quarter. The Euro strengthened significantly during the quarter. Based on the value of the royalties at the times of transfer the average value of the Euro rose 19.7% to a dollar equivalent value of $1.1586. Using the average value for the Euro to convert German gas prices into more familiar terms yields average gas prices for the higher and lower royalty rate areas respectively of $4.96 and $4.54 per Mcf.

                     NORTH EUROPEAN OIL ROYALTY TRUST

Quarter Ended                    7/31/03                  7/31/02

German Royalties Received      $ 4,536,318              $ 4,580,463
Net Income                       4,352,137                4,443,703
Net Income Per Unit                $ 0.49                   $ 0.50


Nine Months Ended                 7/31/03                 7/31/02

German Royalties Received      $14,002,637              $13,850,314
Net Income                      13,401,047               13,478,846
Net Income Per Unit                $ 1.50                   $ 1.51


The Trust declared a distribution to unit owners of 49 cents per unit for the third fiscal quarter, making the total distribution for the nine month period $1.50 per unit compared to $1.51 for the same period last year. The distribution will be paid on August 27, 2003 to holders of record on August 15, 2003.

Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: NEORT@AOL.Com.